EXHIBIT 99.1

Exactech Q3 Revenue Up 8% to $51.3M, Net Income Up 95% to $2.6M, EPS $0.19

YTD Revenue Up 8% to $165.1M, Net Income $8.9M, EPS $0.67

Gainesville, Fla. - October 30, 2012 -- Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today revenue of $51.3 million for the third quarter of 2012, an 8% increase over $47.3 million in the third quarter of 2011. Net income increased 95% to $2.6 million, or $0.19 per diluted share, compared to $1.3 million, or $0.10 per diluted share, in the same quarter a year ago.

Third Quarter Highlights and Segment Performance

•	Third quarter revenue increased 8% to $51.3 million

•	Net Income increased 95% to $2.6 million

•	Knee implant revenue increased 2% to $18.2 million

•	Extremity implant revenue increased 25% to $12.2 million

•	Hip implant revenue increased 16% to $9.2 million

•	Biologic and Spine revenue increased 10% to $5.9 million

•	Other products revenue decreased 9% to $5.6 million

Nine Months Highlights and Segment Performance
For the first nine months of 2012 revenue was $165.1 million, an increase of 8% over $152.3 million for the comparable period last year. Net income for the first nine months of 2012 increased 27% to $8.9 million, or $0.67 per diluted share compared to $7.0 million, or $0.53 per diluted share for the first nine months of 2011.

•	First nine month revenue increased 8% to $165.1 million

•	Net Income increased 27% to $8.9 million

•	Knee implant revenue increased 1% to $60.7 million

•	Extremity implant revenue increased 29% to $37.2 million

•	Hip implant revenue increased 25% to $30.5 million

•	Biologic and spine revenue decreased 2% to $18.0 million

•	Other products revenue decreased 10% to $18.7 million

Management Comment
Exactech Chairman and CEO Dr. Bill Petty said, “We were pleased with another strong quarter. Again, we outperformed our peer companies as we reported improvements in all major categories of our business led by our extremities and hip segments. We also recorded a welcome improvement in our knee business, our largest operating segment. Growing strength in our spine products line primarily drove a 10% gain in

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our biologic and spine segment revenue. With a 27% increase in year to date net income, we are now beginning to experience the operating leverage from many of our investments over the last few years.”

Exactech President David Petty said, “Based on strong performances of our hip and extremities businesses as well as sequentially improving U.S. knee growth rates, U.S. sales increased 12% to $35.3 million compared with $31.5 million in the third quarter a year ago. This represented our highest quarterly U.S. growth in more than two years. International sales grew 1% to $16.0 million reflecting sales strength in Asian and Latin American markets, offsetting market challenges in Europe as well as a $1.0 million net sales return that was part of an agreement with our former Spanish distributor to settle outstanding accounts receivable. Including this return, sales growth on a constant currency basis in the quarter was 10% worldwide and 7% internationally.

Chief Financial Officer Jody Phillips said, “Gross margins increased to 70% for the third quarter from 68.5% for the third quarter a year ago due to higher growth in the U.S. market and continued cost reductions attributable to internal manufacturing. Total operating expenses for the quarter increased 4% to $31.4 million and as a percentage of sales decreased to 61% from 64% for the third quarter of 2011. General and administrative expenses decreased 10% in the third quarter to $4.6 million from $5.1 million, primarily due to the reduction in compliance costs. R&D expenses increased 25% to $4.4 million during the third quarter, primarily due to robust design and development activities across all of our product lines.”

Looking forward, Exactech updated its 2012 revenue guidance to $221-$223 million and changed its diluted EPS target to $0.93 - $0.95. For the fourth quarter ending December 31, 2012, the company anticipates revenues of $56-$58 million and diluted EPS of $0.26-$0.28. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company's targets, not predictions of actual performance.

The financial statements are below.

Conference Call
The company has scheduled a conference call on Wednesday, October 31, 2012 at 10:00 a.m. Eastern Time. The call will cover the company's third quarter 2012 results. Dr. Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1-877-941-4774 any time after 9:50 a.m. Eastern on October 31. International and local callers should dial 1-480-629-9760. While in conference, if callers should require operator assistance, they can press the star followed by the zero button. This will call an operator to the line.

A live and archived webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or http://p2.viavid.com/player/index.php?id=102146.
This call will be archived for approximately 90 days.

About Exactech
Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech's orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech's press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

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An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company's dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company's products, compliance costs and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts                        Julie Marshall or Frank Hawkins
Jody Phillips                             Hawk Associates
Chief Financial Officer                    305-451-1888
352-377-1140                            E-mail: exactech@hawkassociates.com

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)	(audited)
	September 30,	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,965	$4,663
Accounts receivable, net of allowances of $800 and $3,186	45,201	45,856
Prepaid expenses and other assets, net	3,438	3,948
Income taxes receivable	452	171
Inventories – current	71,288	61,724
Deferred tax assets – current	1,947	2,869
Total current assets	126,291	119,231

PROPERTY AND EQUIPMENT:
Land	2,209	2,209
Machinery and equipment	32,424	30,164
Surgical instruments	84,611	77,105
Furniture and fixtures	3,847	3,753
Facilities	18,008	17,930
Projects in process	1,778	2,141
Total property and equipment	142,877	133,302
Accumulated depreciation	(63,177)	(56,061)
Net property and equipment	79,700	77,241

OTHER ASSETS:
Deferred financing and deposits, net	893	1,016
Non-current inventories	8,328	7,334
Product licenses and designs, net	10,555	11,380
Patents and trademarks, net	2,139	1,589
Customer relationships, net	1,211	1,545
Goodwill	13,276	13,276
Total other assets	36,402	36,140
TOTAL ASSETS	$242,393	$232,612

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$14,306	$12,909
Income taxes payable	1,475	4,210
Accrued expenses and other liabilities	11,432	8,957
Other current liabilities	250	344
Current portion of long-term debt	2,625	648
Total current liabilities	30,088	27,068

LONG-TERM LIABILITIES:
Deferred tax liabilities	2,655	3,520
Line of credit	15,210	42,410
Long-term debt, net of current portion	27,000	3,507
Other long-term liabilities	1,130	780
Total long-term liabilities	45,995	50,217
Total liabilities	76,083	77,285

SHAREHOLDERS’ EQUITY:
Common stock	133	132
Additional paid-in capital	63,564	60,565
Accumulated other comprehensive loss	(5,150)	(4,272)
Retained earnings	107,763	98,902
Total shareholders’ equity	166,310	155,327

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$242,393	$232,612

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Month Periods		Nine Month Periods
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
NET SALES	$51,270	$47,278	$165,083	$152,329

COST OF GOODS SOLD	15,392	14,898	50,688	48,156
Gross profit	35,878	32,380	114,395	104,173

OPERATING EXPENSES:
Sales and marketing	18,713	18,041	60,501	57,292
General and administrative	4,564	5,070	14,947	16,555
Research and development	4,366	3,502	12,630	9,717
Depreciation and amortization	3,722	3,663	11,327	10,642
Total operating expenses	31,365	30,276	99,405	94,206

INCOME FROM OPERATIONS	4,513	2,104	14,990	9,967

OTHER INCOME (EXPENSE):
Interest income	—	—	8	3
Other income (loss)	22	30	57	73
Interest expense	(322)	(281)	(1,156)	(821)
Foreign currency gain (loss)	60	(48)	194	845
Total other expenses	(240)	(299)	(897)	100

INCOME BEFORE INCOME TAXES	4,273	1,805	14,093	10,067

PROVISION FOR INCOME TAXES	1,720	494	5,232	3,063

NET INCOME	$2,553	$1,311	$8,861	$7,004

BASIC EARNINGS PER SHARE	$0.19	$0.10	$0.67	$0.54

DILUTED EARNINGS PER SHARE	$0.19	$0.10	$0.67	$0.53

SHARES - BASIC	13,278	13,125	13,204	13,083

SHARES - DILUTED	13,358	13,207	13,295	13,215

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EXACTECH INC.